LICENSE AGREEMENT

This License Agreement (“Agreement”) is entered into as of December 1, 2003 by and between Adventure Dome, with its principal address at 2880 Las Vegas Blvd. S. 89109 (“Licensor”), and Grant Enterprises LLC, a Nevada Limited Liability Company, with its principal address at 9195 Sangria Lane, Las Vegas, Nevada 89147 (“Licensee”).

Whereas, Licensor operates the Circus-Circus Hotel (“Hotel”) in Clark County, Nevada;

Whereas, Licensee specializes in providing massages (“Services”) through coin/bill operated Shiatsu massage chairs (Equipment”);

Whereas, Licensor and Licensee desire for Licensee, on the terms and conditions contained herein, to provide Services to Hotel’s customers through the operation of the Equipment.

Now therefore, for valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1.    License. – Licensor hereby grants to Licensee, during the “Term”, as defined herein, a revocable, temporary, and non-exclusive license to provide Services to Hotel’s guests through the proper operation of the Equipment. Licensee shall not perform any other service, or sell or offer for sale any other product, without the prior written consent of Licensor. Licensee shall, during the Term of this Agreement provide the Services at the following location(s):

Theme Park

Licensee shall supply, at its sole cost and expense, all labor, equipment, tools and materials necessary for Licensee’s performance of its obligations under this agreement.

2.    Term. – The term (“Term”) of this Agreement shall be on a month to month basis commencing on Dec 1. Either party may at any time, without cause terminate this Agreement upon at least thirty (30) days prior written notice to the other. Either party shall have the right to terminate this Agreement in the event of the other party’s material breach of this Agreement, provided however, the termination for the breach will not become effective unless and until the party not in default, has given the other party written notice of the breach, which notice shall state the general nature of said breach, and the party allegedly in default shall thereafter have a period of ten (10) calendar days following the giving of said notice in which to remedy said default to the reasonable satisfaction of the other non-breaching party.

3.     Special Provisions. (a) Licensor shall provide approximately 100 square feet of space for Licensee’s Equipment. Licensor shall also provide all necessary utilities, at Licensor’s sole cost and expense, for Licensee to operate the Equipment.

(b) Licensee shall provide Services to Hotel’s guests seven days per week, twenty-four hours per day. Licensee shall properly maintain the Equipment so that it remains functional at all times. In the event the Equipment malfunctions and becomes non-operational, Licensee, or its subcontractor, shall provide a telephone number for maintenance requests that is operational twenty-four hours per day. Licensee shall ensure that the Equipment is operational within 24 hours from Licensor’s request for maintenance. Licensee’s failure to maintain the equipment in a fully operational state shall be considered a material breach of this Agreement.

4.    License Fee. (a) During the Term, Licensee agrees to pay to Licensor a license fee equal to fifty percent (50%) of Licensee’s “Gross Receipts” (License Fee”). For purposes of this Agreement, the term Gross Receipts shall mean the total revenue received by Licensee from the operation of the Equipment, less only applicable taxes. Licensee shall operate under Licensor’s standard cash control guidelines, as such guidelines may be changed by Licensor from time to time during the Term, and provide a copy of the reading from the tamper proof electronic digital counter on the Equipment. Licensee shall submit the License Fee to Licensor on or before the fifth (5th) day of each month for the previous month’s Gross Receipts. Licensee shall be responsible for the payment of all applicable taxes.

(b) Licensee also agrees that it will keep complete books of accounts reflecting Gross Receipts and its business activities with respect to this Agreement according to generally accepted accounting principles. Said books of account shall, subject to Licensor’s cash control and audit procedures, include (1) daily sales summaries; (2) monthly sales journals showing breakdown of sales by day; (3) monthly state sales tax returns and canceled checks showing payment of those taxes; and (4) federal income tax returns for the same period of time that Licensee is required by the Department of the Treasury, Internal Revenue Service, to maintain.

(c) Licensor shall have the right to examine such books and records at any reasonable time and place. Licensor shall have the right at any time during the Term and within thirty (30) days after the termination of the Term to have an audit conducted of Licensee’s books of account by Licensor’s employees and/or auditors of Licensor’s choice. If any audit reveals Gross Receipts were understated by more than (1%), the entire cost and expense of such audit shall be borne by Licensee. Additionally, payment of any License Fee shall be due upon receipt.

5.            Licensee’s Employees. – Licensee shall, at its sole cost and expense, provide all personnel, materials, equipment and training required or necessary for the operation of the Equipment and provision of Services. All personnel employed or furnished by Licensee in connection with this Agreement shall be employees of Licensee and shall be hired, terminated, directed, and controlled solely by Licensee; provided; however, that Licensee shall require all such employees to comply at all times during the Term with Licensor’s rules of conduct and personal appearance standards while such employees are on Licensor’s or Hotel property. Without limiting the foregoing, Licensee shall pay all payroll and all sales, retailers’, occupational, service, use, excise, old age benefit and unemployment compensation taxes, as well as any other taxes, fees or duties, upon the material, services and labor furnished under this Agreement, as required by any applicable federal, state or local law, rule, regulation, ordinance, order, policy, procedure, restriction or requirement.

6.            Compliance with Laws. – Licensee and its agents, subcontractors and employees shall at all times conduct any work hereunder in accordance with, and shall at all times strictly adhere to, any and all applicable (a) federal, state and local laws, rules, regulations, ordinances, orders, policies, procedures, restrictions and requirements including, without limitation, the Americans with Disabilities Act of 1990, (b) all rules, regulations, codes and policies of the National Fire Protection Association and the Nevada State Fire Marshal, and (c) all of the safety policies and procedures of Licensor, as they may from time to time be amended or revised.

7.            Indemnity. – Licensee hereby covenants and agrees to indemnify, defend, save and hold Licensor, its parent companies, subsidiaries and affiliates, and their directors, officers and employees, free, clear and harmless from and against any and all liabilities, losses, costs, expenses (including attorneys’ fees), judgments, claims, administration of claims, liens and demands of any kind whatsoever caused by, resulting from, or in any way connected with, (a) Licensee’s acts, omissions or negligence of Licensee’s agents, subcontractors, or employees, in connection with this Agreement, the Services, or Equipment; or (b) Licensee’s breach of this Agreement or any Licensee’s representations or warranties contained herein.

8.     Insurance. – At all times while this Agreement is in force, Licensee shall, at its sole cost and expense, carry and maintain insurance policies of the following types and of not less than the following amounts reasonably satisfactory to Licensor in a company or companies with a current A.M. Best Company rating of at least A:VII:

(a) Statutory Workers’ Compensation Insurance in accordance with the laws of the State of Nevada, each accident covering all of Licensee’s personnel performing work at Hotel in connection with this Agreement; and

(b) Commercial General Liability insurance covering all operations (including products and completed operations) with combined single limits of at least One Million Dollars ($1,000,000.00) per occurrence for property damage (including that of Licensor) and bodily injury (including death) as to any one occurrence or any one claim. The commercial General Liability insurance policy shall name Licensor and its parent Companies, subsidiaries and affiliates, as additional insureds, include blanket contractual liability coverage for the indemnity provisions contained in Section 7 of this Agreement, be written in occurrence form, and contain a broad form property damage endorsement. The deductible or SIR under such policy shall not be greater than Twenty-Five Thousand Dollars ($25,000.00). The coverage of Licensee’s insurance shall be primary without regard to any insurance carried and maintained by Licensor. The failure of Licensee to take out and/or maintain the required insurance shall not relieve Licensee from any liability under this Agreement, nor shall the insurance requirements be construed to conflict with, or otherwise limit, the obligations of Licensee under Section 7 of this Agreement. Upon request, Licensee shall furnish Licensor with Certificates of Insurance evidencing the above coverages and endorsements, noting each deductible/SIR and any exclusions, and containing the following statement: Thirty (30) days notice shall be given to Licensor before any material change in, or cancellation of, this policy shall be effective. Such certificates shall be delivered to Tom Nolan. The consent of Licensor to the insurance limits as shown in this Section shall not be considered as a limitation of Licensee’s liability under this Agreement nor an agreement by Licensor to assume liability in excess of said amounts or for risks not insured against.

9.     Notices. – All notices from Licensor to Licensee required or permitted by any provision of this Agreement shall be directed to Licensee as follows:

Richard S. Carrigan

Grant Enterprises, LLC

9195 Sangria Lane

Las Vegas, NV 89147

(702) 257-6308

All notices from Licensee to Licensor required or permitted by any provision of this Agreement shall be directed to Licensor as follows:

With a copy to:
________________________________	________________________________
________________________________	________________________________
________________________________	________________________________
________________________________	________________________________

All notices to be given hereunder by Licensor or Licensee shall be written either hand delivered, or sent by registered certified or express U.S. mail, or by telecopier addressed to the party to be notified at the address or telecopy number, as applicable, set forth above. Either party may, at any time, notify the other party in writing of a substitute address or telecopy number for that set forth above, and thereafter notices shall be directed to such substitute address or telecopy number. Notice given as aforesaid shall be sufficient service thereof and shall be deemed given as of the date received as evidenced by the return receipt of the registered or certified mail, the express mail delivery receipt or the telecopy confirmation, as the case may be.

10.  Privileged Licenses. - Licensee acknowledges that Licensor, its parent companies, subsidiaries and affiliates, are businesses that are or may be subject to and exist because of privileged licenses issued by governmental authorities. If requested to do so by Licensor, Licensee, and its agents, employees and subcontractors, shall obtain any license, qualification, clearance or the like which shall be requested or required of any of them by Licensor or any regulatory authority having jurisdiction over Licensor or any parent company, subsidiary or affiliate of Licensor. If Licensee, or its agents, employees, or subcontractors, fails to satisfy such requirement or if Licensor or any parent company, subsidiary or affiliate of Licensor is directed to cease business with Licensee or its agents, employees or subcontractors by any such authority, or if Licensor shall in good faith determine, in Licensor’s sole and exclusive judgment, that Licensee, or any of its agents, employees, subcontractors, or representatives, (a) is or might be engaged in, or is about to be engaged in, any activity or activities, or (b) was or is involved in any relationship, either of which could or does jeopardize Licensor’s business or such licenses, or those of a parent company, subsidiary or affiliate, or if any such license is threatened to be, or is, denied, curtailed, suspended or revoked, this Agreement may be immediately terminated by Licensor without further liability to Licensee.

Further, Licensee:

(a)      acknowledges its understanding that it is illegal for a denied gaming license applicant or a revoked gaming licensee, or a business organization under such a person’s control, to enter or attempt to enter into a contract with Licensor. its parent company, subsidiaries or any affiliate, without the prior approval of the Nevada Gaming Commission;

(b)	affirms that Licensee is not such a person and is not under the control of such a person; and

(c)       agrees that this Agreement is subject to immediate termination by Licensor, without further liability to Licensee, if Licensee is or becomes such a person or is under the control of such a person.

11. Miscellaneous.

(a) Neither Party may sell, transfer, convey or assign its interest in this Agreement without the prior written consent of the other. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon either party unless in writing and signed by both parties.

(b) Licensee shall have no right to contract for, or on behalf of, Licensor and the relationship of Licensee and Licensor shall be that of independent contractors.

(c) The substantive and procedural laws of the State of Nevada applicable to agreements to be performed entirely in the State of Nevada shall govern the validity, construction, interpretation, performance and enforcement of this Agreement. Licensor and Licensee hereby agree that any action and/or proceeding in connection with this Agreement shall only be brought in Clark County, Nevada. In the event any action is commenced by either party hereto against the other in connection with this Agreement, the prevailing party shall be entitled to its costs and expenses including reasonable attorneys’ fees.

(d) No waiver by Licensor or Licensee of any breach of any term, covenant or condition hereof shall be deemed a waiver of the same or any subsequent breach of the same or any other term, covenant or condition. No covenant, term or condition of this Agreement shall be deemed waived by Licensor or Licensee unless waived in writing.

(e) The signators of this Agreement warrant that they are authorized to execute this Agreement on behalf of their respective entities and that they have read this agreement and understand its contents.

WHEREOF, the parties have executed this Agreement as of the date first above written.

Licensor:	Licensee:

Adventure Dome-Circus Circus	Grant Enterprises, LLC

	/s/	Richard S. Carrigan
By: /s/ Thomas Nolan	By: Richard S. Carrigan, President

Title: G.M.

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